Exhibit 19.1
AVALONBAY COMMUNITIES, INC.
INSIDER TRADING POLICY

AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) has adopted the following policy and procedures for securities trading by Company directors and employees (our “Insider Trading Policy”). Our Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and we have appointed the Company’s General Counsel as the compliance officer with regard to administration of this Insider Trading Policy and oversight of insider trading matters in general (the General Counsel when serving in such role, together with their designees from time to time to the extent permitted hereunder, the “Compliance Officer”).
Additionally, it is the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities. Prior to any transaction in Company securities or the commencement of direction to sell securities, the Compliance Officer will confirm that the Company is not in possession of material nonpublic information, including through confirmation with the executive officers of the Company.
PART I. OVERVIEW
A.    Who Must Comply?
This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they may have access to material nonpublic information about the Company.
In addition, all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other officers, and other employees who may be designated from time to time, must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”); we will refer to those individuals who must comply with the Trading Procedures in Part II of this policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. While officers of the Company are always considered Insiders under this Insider Trading Policy, other employees may be designated as Insiders, either as a general matter related to their role or during the duration of a special project; if you are so designated, you will be informed of such fact by the Compliance Officer or another executive officer.
This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):
•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, your children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you; (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (e.g., materially contributing to financial support would include paying an individual’s rent but not just a phone bill);
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that with the approval of the Compliance Officer the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has confirmed to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
B.    What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition and discussion below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibition on Trading in Company Securities
When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this Insider Trading Policy that are intended to comply with Rule 10b5-1 under the Exchange Act.
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash and the purchased shares underlying the stock option are not sold in violation of this Insider Trading Policy, or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Prohibition on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies
This Insider Trading Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of a significant portfolio sale or acquisition by such other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.
This Insider Trading Policy also prohibits so called “shadow trading” in the securities of other companies (such as a competitor) based on non-public information you learn about AvalonBay, a third party company or industry trends that the Company is experiencing or expected to experience. For example, you should not trade in the securities of other companies that are timed in relation to non-public information about AvalonBay or another company in our sector or industry such that the trading may be regarded as an attempt by you to profit from the use of knowledge of AvalonBay’s operating results, strategies, investment intentions or other confidential information.
Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part III, will continue to apply to you and your Affiliated Persons until the later of: (1) the second business day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second business day after any material nonpublic information known to you has become public or is no longer material (provided, in either case, if there will be an investor or other webcast call relating to such information promptly following release of the same (e.g. the following day in the case of an earnings release), the second business day after such webcast call).
Restricted Trading Periods
From time to time, in connection with an announcement of material information about the Company or when significant developments or announcements are anticipated, we may impose a temporary prohibition on trading in our securities that applies to specified groups of employees or, in rare instances, all persons covered by this policy. In such event, you will be notified by e-mail and/or other means of the imposition and expected duration of the trading prohibition. During that period, no person covered by such a notice may trade in our securities (subject to the limited exceptions set forth in this policy).
Anti-Hedging, Anti-Speculation and No Pledging Policies
The Company’s Anti-Hedging, Anti-Speculation and No Pledging policies attached as Exhibit A to this Insider Trading Policy are incorporated herein and are a part of this Insider Trading Policy, and should be reviewed carefully. The Anti-Hedging and Anti-Speculation policies apply to the Board of Directors, all employees and all their Affiliated Persons. The No Pledging policy applies to the Board of Directors, officers, select other employees, and all their Affiliated Persons.
C.    What is Material Nonpublic Information?
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.

“Material” Information
Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:
•projections of future earnings or losses, or other earnings guidance;
•quarterly financial results that are known but have not been publicly disclosed;
•changes in senior management or members of the Company’s Board of Directors;
•public offerings or private sales of debt or equity securities or other financings;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•substantial changes in accounting methods;
•significant write-downs or write-offs of assets;
•significant asset acquisitions or dispositions;
•pending or proposed corporate mergers, acquisitions, tender offers, or joint ventures;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant property casualty or injury at an AvalonBay property due to fire, natural disaster or other event;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., significant changes in financing arrangements);
•changes in dividend policy or declarations of stock splits;
•potential defaults under our credit agreements or indentures or potential material liquidity issues; and
•debt service or liquidity problems, or bankruptcies or receiverships.
The above items will not always be material. For example, a large portfolio acquisition of properties may clearly be material while most routine acquisitions or dispositions are likely not material. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.
To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC or the distribution of a press release through channels that are reasonably designed to achieve broad public and investor access. Posting information on our website may make information “publicly available” if it is pursuant to a regular way we communicate with investors or we previously publicly disclosed that we would be posting the information (e.g., stating in a press release that on a given date we will be posting information such as an investor presentation). Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, except as the Compliance Officer otherwise deems appropriate prior to any action by you covered by this Insider Trading Policy, information will be considered public on the second business day following our public release of the information; however, if there will be an investor or other call relating to such information promptly following release of the same (e.g. the following day), then information will be considered public on the second business day after such call. For example, if the Company publicly discloses material nonpublic information on Monday evening, then under this Insider Trading Policy, the information will generally be deemed public on Wednesday morning (the second business day after the release of the information), and if there is an investor or other call relating to such information on Tuesday, then the information will generally be deemed public on Thursday morning (the second business day after such call).
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Compliance Officer.
F.     Compliance Officer
The Company's General Counsel shall be the Compliance Officer for purposes of this Insider Trading Policy. If the General Counsel is unavailable to approve trading requests or give other advice regarding this Insider Trading Policy, the most senior officer with the title of Vice President-Corporate Counsel who is available, or such other officer as the General Counsel may designate, or, if that individual is not available or no such other officer is designated, the most senior financial officer of the Company who is available, shall temporarily serve in the role of Compliance Officer.
[See Part II – Trading Procedures for Insiders on next page]

PART II. TRADING PROCEDURES FOR INSIDERS
A.    Special Trading Restrictions Applicable to Insiders
In addition to needing to comply with the restrictions on trading in our securities set forth in Part I of this Insider Trading Policy above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin on the third business day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the sixth calendar day of the last month of the then-current quarter (or, if that is not a business day, the prior business day). Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below, (b) if granted a waiver in accordance with the procedure for granting waivers as described below or (c) if the Compliance Officer announces the opening of an extra, unscheduled trading window (for example, following the publication of an interim financial update).

For example, if we release earnings results Tuesday afternoon (whether before or after the market closes), the first time an Insider can buy or sell Company securities (after obtaining pre-clearance in accordance with this Insider Trading Policy) is after the market opens on Friday.

Of course, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

2.    Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. Depending on the circumstances, the imposition of a Special Closed Window may not be announced to the Company generally or to all Insiders, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

3.    Gifts and Other Distributions in Kind. 1
No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the Compliance Officer approves such gift, which generally will not be given unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Gifts require pre-clearance, which are generally only given during open trading windows. The Compliance Officer may approve an intra-family gift outside of a trading window if the effect of the gift is to merely change the Insider’s ownership from “directly owned” to “indirectly beneficially owned,” such as in the case of a gift to a minor or dependent child where any transaction with respect to the shares would continue to be subject to the terms of this Insider Trading Policy.
1     As additional background for the imposition of this rule to gifts of Company securities, it is noted that gifts of Company securities to a charity by an Insider when that Insider is aware of material nonpublic information or is otherwise not permitted to trade in Company securities may pose potential risk because: (a) the Insider is receiving an economic benefit as a result of the resulting tax deduction; and (b) the gift will likely result in a market transaction, as most charitable institutions are not allowed to hold securities and will promptly sell any securities donated to them by an Insider.

B.     Pre-Clearance Procedures
No Insider may transact in Company securities (including open market trading, exercises of options, giving or receiving gifts, or withdrawing cash from the Employee Stock Purchase Plan before the scheduled investment of such cash in Company securities), even during an open trading window, unless the trade has been approved in accordance with the procedures described below. In reviewing trading requests, the individual(s) authorized to approve the request may consult with our officers and/or outside legal counsel. Trading requests require approval from the following:

Pre-Approval Chart
Position of Individual	Authorization must be received from:[2]	Procedure
Executive Officers (other than CEO and Compliance Officer)	Compliance Officer and CEO (two approvals)	Submission and approval of Trading Request form through Company database.
Chief Executive Officer Chairman of the Board	Compliance Officer and the Chair of the Nominating, Governance and Corporate Responsibility Committee (“NGCR”) or other NGCR member if not available (two approvals)	Submission of Trading Request form through Company database and approval by Compliance Officer with email confirmation from applicable NGCR member.
Compliance Officer	CEO (one approval)	Submission and approval of Trading Request form through Company database.
Other Officers	Compliance Officer (one approval)	Submission and approval of Trading Request form through Company database.
Director (other than CEO or Chairman of the Board)	Compliance Officer and CEO	Submission of required information by email, with email confirmation of approval
Other Covered Person	Compliance Officer	Submission of Trading Request form through Company database, or if not accessible by such individual, submission of required information by email or other directed means, with similar form of communication for approval,
2     If the Chief Executive Officer is unavailable to provide authorization as contemplated by this chart, the Chief Financial Officer, if available, or, if the Chief Financial Officer is not available, the next most senior financial officer that is available, may be substituted for the Chief Executive Officer as an authorizing officer.

The Trading Request form used in the Company database, or the email used to make a request for those without access to that database, will solicit the following required information:
•the amount and nature of the proposed trade(s) or other transaction. If practicable, request should be submitted at least two (2) business days before the intended trade date;
•certification that the Insider does not possess material nonpublic information concerning the Company; and
•if the Insider is an executive officer or director, confirmation whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144.
The Compliance Officer does not assume responsibility for, and approval by the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
1.Additional Information.
Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Compliance Officer to deny approval of the trade request.
2.Notification of Brokers of Insider Status
    Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
3.No Obligation to Approve Trades.
The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade. The Compliance Officer has sole discretion to reject any trading request.
From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
4.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within five business days (or, if earlier, by the end of the current trading window). If an Insider has not completed a trade within such five business day period and there is more time in the current trading window to complete a trade, the Insider may seek an extension of time through an email to the Compliance Officer, with approval or rejection to be given by email.
Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.
5.Post-Trade Reporting.
The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows or pre-clearance procedures. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information.
The Company may adopt from time to time a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:
•satisfy the requirements of Rule 10b5-1 and the Company’s then current Rule 10b5-1 Trading Plan Policy, if any;
•be documented in writing;
•be established during a trading window when such Insider does not possess material nonpublic information; and
•be pre-approved in accordance with the pre-approval chart above.
Prior to approving a Rule 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company.
Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Compliance Officer. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above.
Any modification or termination of a Rule 10b5-1 Plan previously approved by the Compliance Officer requires a new approval by the Compliance Officer. The Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window and that the Insider be not aware of material nonpublic information.

2.Employee Equity, ESPP and DRP.
Exercise of Stock Options. Pre-clearance will be given outside of an established trading window for the exercise for cash of an option to purchase securities of the Company. However, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures, such that approval during an open trading window is needed to sell the acquired securities. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding (if not mandatory) and any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock to satisfy tax withholding requirements upon vesting of restricted stock or upon settlement of restricted stock units or other awards if (a) withholding is required by the applicable plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The pre-clearance and trading window procedures above do not apply to purchases of Company shares under the Company’s employee stock purchase plan (“ESPP”) resulting from periodic contributions of money to the ESPP pursuant to the elections made at the time of enrollment, and do not apply to a decision to cease making further cash contributions to the plan. However, these procedures do apply to a participant’s sale of Company shares purchased pursuant to the ESPP or a decision, during an ESPP period, to withdraw cash already contributed pursuant to an election to participate in that period or to change cash contributions.
Dividend Reinvestment Plan. The pre-clearance and trading window procedures above do not apply to purchases of Company shares under the dividend reinvestment and stock purchase plan (“DRP”), including by way of enrollment of ESPP shares in the DRP, resulting from reinvestment of dividends paid on Company Securities. However, these procedures do apply to voluntary purchases of Company shares that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan. These procedures also apply to the sale of any Company shares purchased pursuant to the plan.

D.    Waivers
A waiver of any provision of this Insider Trading Policy, including with respect to the Trading Procedures for Insiders, may be authorized in writing by the Compliance Officer after such investigations and consultations with other officers as the Compliance Officer deems appropriate. All waivers shall be reported to the Board of Directors or the NGCR.
E.     Anti-Hedging, Anti-Speculation and Anti-Pledging Policies
As many Insiders may consult this Part II for guidance, reference is made again to attached Exhibit A which contains the Anti-Hedging, Anti-Speculation and Anti-Pledging policies of the Company.
PART III. AMENDMENT
This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.
PART IV. ACKNOWLEDGEMENT
We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein using a form approved by the Compliance Officer.
At our request, directors and employees will be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when the Policy is delivered by regular or electronic mail (or other delivery option used by the Company).

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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:     February 13, 2024
EFFECTIVE:    June 30, 2024

EXHIBIT A

Anti-Hedging, Anti-Speculation and Anti-Pledging Policies

Introduction

AvalonBay Communities, Inc. (the “Company”) believes:

•it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our common stock (our common stock and any other outstanding class of equity stock from time to time is referred to collectively herein as “equity securities”). Such transactions can lead to abusive trading, misuse of inside information, and loss of trust;

•it is improper and inappropriate for Company personnel to take steps to hedge or offset possible declines in Company equity securities that they own. Such transactions can lead to misalignment between the interests of Company personnel and our shareholders and can subvert compensation and other policies of the Company designed to give Company personnel a stake in the success of the Company; and

•it is inadvisable for officers and members of the Board of Directors to pledge their Company equity securities or hold such securities in margin accounts. Such actions can (i) result in a forced sale at an inopportune time, such as a closed trading window, (ii) subject the Company and its leaders to adverse publicity in the event of a forced sale, or (iii) cause leaders of the Company to experience financial duress and make decisions that are not in the best interests of the Company.

Therefore, the Company has adopted an Anti-Hedging and Anti-Speculation Policy and a No Pledging Policy, as set forth below.

Anti-Hedging and Anti-Speculation Policy

Associates (including officers) and members of the Board of Directors of the Company may not, directly or indirectly (including, without limitation, through trading done by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority):
1.    Sell Company equity securities short (i.e., sell Company equity securities that are not owned by the seller at the time of sale).

2.    Buy or sell securities or financial instruments that are derivatives of Company equity securities, including, without limitation, puts, calls, futures contracts and options (other than receiving employee stock options under an equity compensation plan of the Company).

3.    Purchase financial instruments or engage in other transactions for the purpose of speculating in Company equity securities, including, without limitation, financial instruments and transactions designed for the purpose of providing the economic equivalent of profiting from a change in the value of Company equity securities.

4.    Purchase financial instruments or engage in other transactions for the purpose of hedging or offsetting a decrease in the price of Company equity securities, including, without limitation, prepaid variable forward contracts, equity swaps and collars.3

No Pledging Policy

No officer4 and no member of the Board of Directors of the Company may, directly or indirectly (including, without limitation, through accounts owned by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority), purchase Company equity securities on margin, hold Company equity securities in a margin account, or borrow money from a broker or other lender that is secured by Company equity securities.
3     For the sake of clarity, it is noted that a sale of Company equity securities (including any transaction by an executive officer that would be reported as a sale on Form 4 under the Securities Exchange Act of 1934) that complies with (i) the Company’s Insider Trading Policy and (ii) the Company’s Senior Officer Stock Ownership Guidelines and Board of Directors Stock Ownership Guidelines, as applicable, is not prohibited by this policy, even if motivated by a financial planning desire to reduce holdings and exposure to Company equity securities. The commentary in this footnote is not part of the Anti-Hedging and Anti-Speculation policy.

4     For clarification, it is noted that the term officer in the No Pledging Policy means an associate of the Company with a title of Vice President or higher.